UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2010

Cinnabar Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-145443	98-0585450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

17595 S. Tamiami Trail, Suite 300 Fort Myers, FL 33908
(Address of Principal Executive Office) (Zip Code)

239-561-3827
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 8, 2010 (the “Effective Date”), Cinnabar Ventures, Inc. (the “Company”) and Linda Starr (“Starr”) entered into an employment agreement (the “Agreement”). Pursuant to the Agreement, Starr was appointed Chairman of the Board of Directors; the term of the Agreement is for 3 years from the Effective Date and shall continue thereafter as long as Starr is elected Chairman of the Board of Directors of the Company.

Linda Starr, age 52, has more than 30 years of successful and in-depth experience in senior management roles in the high technology industry.  Ms. Starr has spent the past six and a half years in various executive sales, marketing and strategy roles within Advanced Micro Devices, Inc. (“AMD”), a semiconductor company which provides processing solutions for the computing, graphics and consumer electronics markets in the United States, Canada, Europe and Asia. Most recently, Ms. Starr held the position of Corporate Vice President and Chief Sales Strategist within AMD, where she was instrumental in driving key customer acquisition and performance strategies, resulting in record growth for which she was awarded the Company’s highest honor, “The AMD President’s Award” for her leadership and contributions. Prior to joining AMD, in 2003, Ms. Starr held the position of Sr. Vice President, Sales & Marketing (Global) at VBrick Systems, a supplier of high performance video networking solutions. Before that, Ms. Starr held key management positions at both start-up organizations and large companies, ranging from pre-revenue to IPO at Visioneer, Inc, as the founding sales executive; to the range of $500 Million revenue responsibility as a Vice President for NEC Technologies; to $13 Billion in revenue responsibility, as the Vice President of Channels for Compaq Computer Corporation.  Ms. Starr brings a wealth of experience and a strong record of top performance and achievement in sales, marketing, operations, M&A transactions, strategy and business development.  Ms. Starr also served as a Managing Partner for Heidrick and Struggles Los Angeles office, where she was responsible for recruiting and management consulting services for top executives in the technology, financial, healthcare and entertainment industries.

Family Relationships

Mr. Starr does not have a family relationship with any of the officers or directors of the Company.

Employment Agreement

Pursuant to the terms of the Agreement, Starr will be paid a directors fee of $120,000 per year, which shall be paid monthly in advance, at a rate of $10,000 per month.  In addition, the Company has granted Starr on option to purchase 500,000 shares of the Company’s common stock at an exercise price of $0.01 per share (subject to the approval of the board of directors), which shall be fully vested on the Effective Date.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement is not intended to be complete and is qualified in its entirety by the complete text of the agreement attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1     Employment Agreement by and between Cinnabar Ventures, Inc. and Linda Starr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CINNABAR VENTURES, INC.

Date: February 12, 2010	By:	/s/ Richard Granville
Richard Granville
Chief Executive Officer